EXHIBIT 99.1
NEWS RELEASE

CONTACTS
Media Cheryl Gossin: 585-678-7191	Investor Relations Patty Yahn-Urlaub: 585-678-7483 Bob Czudak: 585-678-7170

Constellation Brands Reports
First Quarter Fiscal 2015 Results

•	Beer business acquisition drives significant increase in first quarter sales, earnings and free cash flow

•	Achieves comparable basis diluted EPS of $1.07 and reported basis diluted EPS of $1.03

•	Increases fiscal 2015 outlook driven by strong beer business performance; expects comparable basis diluted EPS of $4.10 - $4.25 and reported basis diluted EPS of $3.90 - $4.05

•	Reaffirms free cash flow of $425 - $500 million for fiscal 2015 including operating cash flow target of at least $1 billion and capital expenditure estimate of $575 - $625 million

First Quarter 2015 Financial Highlights*
(in millions, except per share date)
	Comparable	% Change	Reported	% Change
Net sales	$1,526	127%	$1,526	127%

Operating income	$405	NM	$392	NM

Operating margin	26.5%	+1,110 bps	25.7%	+1,520 bps

Earnings before interest and taxes (EBIT)	$405	138%	NA	NA

Net income	$215	192%	$207	NM

Diluted earnings per share	$1.07	182%	$1.03	NM

*Definitions of reported and comparable, as well as reconciliations of non-GAAP financial measures, are contained elsewhere in this news release.
NA=Not Applicable
NM=Not Meaningful

VICTOR, N.Y., JULY 2, 2014 – Constellation Brands, Inc. (NYSE: STZ and STZ.B), a leading beverage alcohol company, reported today its first quarter 2015 results.
“We posted a great quarter reflecting outstanding results for our beer business as well as wine and spirits performance that was generally in-line with our expectations,” said Rob Sands, president and chief executive officer, Constellation Brands. “Within our beer business, we continue to capitalize on our industry-leading performance and excellent retail execution across our entire Mexican beer portfolio. These strong results are driving the upward revision to our EPS guidance for fiscal 2015.”
Net Sales Commentary
The significant increase in consolidated net sales was driven by $868 million of incremental net sales related to the consolidation of Crown Imports’ commercial beer business. For the quarter, net sales for the beer segment increased 14 percent primarily due to volume growth driven by strong consumer demand.
“Our beer business kicked off the summer selling season with strong execution during Cinco de Mayo and Memorial Day with the launch of the ‘120 Days of Summer’ advertising campaign. These activities helped to drive strong marketplace performance during the first quarter as we continue to significantly outperform the industry and the import category, driven by Modelo Especial, Corona Extra and the rollout of Modelo Especial Chelada. These results are driving a change in our full year beer guidance, as we now expect beer segment net sales growth of approximately 10 percent and beer segment operating income growth in the range of 25 to 30 percent,” said Sands. (1)
Wine and spirits net sales on a constant currency basis decreased one percent. This reflects lower shipment volume primarily resulting from planned distributor inventory destocking, partially offset by the recognition of an agreed upon “make whole” distributor payment associated with this destocking activity, as well as favorable mix. “While first quarter depletion trends were impacted by some inventory destocking at retail, we gained market share in IRI channels and experienced excellent performance for a number of our focus brands including Mark West, Black Box, Kim Crawford, Ruffino, Rex Goliath, and Woodbridge by Robert Mondavi. Our wine and spirits business remains on track to meet its goals for the year,” said Sands.

(1)
In fiscal 2014, beer segment operating income totaled $773 million and included 100 percent of the beer commercial business (Crown) operating income for the entire year and brewery profits from the date of the beer business acquisition in June 2013.

Operating Income and Net Income Commentary
The increase in consolidated comparable basis operating income includes an incremental benefit of $288 million from the consolidation of results for Crown and the Mexican brewery as a result of the beer business acquisition. The increase in wine and spirits operating income primarily reflects favorable mix and lower SG&A costs.
Equity in earnings of equity method investees totaled $1 million compared to $67 million for the prior year first quarter. The decrease was due primarily to the timing of the close of the beer business acquisition.
Interest expense totaled $86 million, an increase of 58 percent. The increase was primarily due to higher average borrowings driven by the financing for the beer business acquisition, partially offset by lower average interest rates.
The effective tax rate for first quarter 2015 was 33 percent which reflected the benefits from integrating the beer business as compared to a 36 percent tax rate for the prior year first quarter.

Free Cash Flow Commentary
Free cash flow for first quarter 2015 totaled $101 million as compared to a use of cash of $19 million for the prior year first quarter. The increase was primarily due to incremental benefits from the beer business acquisition, partially offset by higher capital expenditures related primarily to the expansion of the brewery.
“Our free cash flow generation and planned brewery investments are on track for the year. We continue to work diligently to finalize our plans for commodity sourcing and longer-term capacity expansion,” said Bob Ryder, chief financial officer, Constellation Brands.
Beer Business Acquisition
The company completed its acquisition of Grupo Modelo’s U.S. beer business from Anheuser-Busch InBev on June 7, 2013 for approximately $5.3 billion, including $558 million that was paid as a post-closing purchase price adjustment in June 2014. The transaction includes full ownership of Crown, which provides Constellation with complete, independent control of the U.S. commercial business; a state-of-the-art brewery in Nava, Mexico; and an exclusive perpetual brand license in the U.S. to import, market and sell Corona and the other Modelo brands Crown currently sells in the U.S. market. The perpetual brand license also includes certain brands and brand extensions not currently marketed in the U.S. by Crown and the freedom to develop new brand extensions and innovations.
Outlook
The table below sets forth management’s current diluted EPS expectations for fiscal 2015 compared to fiscal 2014 actual results, both on a reported basis and a comparable basis.

	Reported Basis		Comparable Basis
	FY15 Estimate	FY14 Actual	FY15 Estimate	FY14 Actual
Fiscal Year Ending Feb. 28	$3.90 - $4.05	$9.83	$4.10 - $4.25	$3.25

Full-year fiscal 2015 guidance includes the following current assumptions:

•	Interest expense: approximately $345 - $355 million

•	Tax rate: approximately 30 percent

•	Weighted average diluted shares outstanding: approximately 201 million

•	Free cash flow: approximately $425 - $500 million

•	Capital expenditures: approximately $575 - $625 million, including $450 - $500 million for the beer business
Conference Call
A conference call to discuss first quarter 2015 results and outlook will be hosted by President and Chief Executive Officer Rob Sands and Executive Vice President and Chief Financial Officer Bob Ryder on Wednesday, July 2, 2014 at 10:30 a.m. (eastern). The conference call can be accessed by dialing +973-935-8505 beginning 10 minutes prior to the start of the call. A live listen-only webcast of the conference call, together with a copy of this news release (including the attachments) and other financial information that may be discussed during the call will be available on the Internet at the company’s website: www.cbrands.com under “Investors,” prior to the call.

Explanations
Reported basis (“reported”) operating income, net income and diluted EPS are as reported under generally accepted accounting principles. Operating income, net income and diluted EPS on a comparable basis (“comparable”), exclude items that affect comparability (“unusual items”). The company’s measure of segment profitability excludes unusual items, which is consistent with the measure used by management to evaluate results.
The company discusses additional non-GAAP measures in this news release, including constant currency net sales, organic net sales, comparable basis EBIT, comparable basis effective tax rate and free cash flow.
Supplemental Financial Information
Tables reconciling non-GAAP measures, together with definitions of these measures and the reasons management uses these measures, are attached to and are part of this news release.
About Constellation Brands
Constellation Brands (NYSE: STZ and STZ.B) is a leading international producer and marketer of beer, wine and spirits with operations in the U.S., Canada, Mexico, New Zealand and Italy. In 2013, Constellation was one of the best performing stocks in the S&P 500. Constellation is the number three beer company in the U.S. with high-end, iconic imported brands including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Constellation is also the world’s leader in premium wine selling great brands that people love including Robert Mondavi, Clos du Bois, Kim Crawford, Rex Goliath, Mark West, Franciscan Estate, Ruffino and Jackson-Triggs. The company’s premium spirits brands include SVEDKA Vodka and Black Velvet Canadian Whisky.
Based in Victor, N.Y., the company believes that industry leadership involves a commitment to brand-building, our trade partners, the environment, our investors and to consumers around the world who choose our products when celebrating big moments or enjoying quiet ones. Founded in 1945, Constellation has grown to become a significant player in the beverage alcohol industry with more than 100 brands in its portfolio, sales in approximately 100 countries, about 40 facilities and approximately 6,300 talented employees. We express our company vision: to elevate life with every glass raised. To learn more, visit www.cbrands.com.

Forward-Looking Statements
The statements made under the heading Outlook, and all statements other than statements of historical fact set forth in this news release regarding Constellation Brands’ business strategy, future operations, financial position, estimated revenues, projected costs, prospects, plans and objectives of management, as well as information concerning expected actions of third parties, are forward-looking statements (collectively, the “Projections”) that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the Projections.
During the current quarter, Constellation Brands may reiterate the Projections. Prior to the start of the company’s quiet period, which will begin at the close of business Aug. 29, 2014, the public can continue to rely on the Projections as still being Constellation Brands’ current expectations on the matters covered, unless the company publishes a notice stating otherwise. During Constellation Brands’ “quiet period,” the Projections should not be considered to constitute the company’s expectations and should be considered historical, speaking as of prior to the quiet period only and not subject to update by the company.
The Projections are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture, restructuring or other strategic business realignments, financing or share repurchase that may be completed after the date of this release. The Projections should not be construed in any manner as a guarantee that such results will in fact occur.
In addition to the risks and uncertainties of ordinary business operations, the Projections of the company contained in this news release are subject to a number of risks and uncertainties, including:

•	brewery expansion activities take place with expected scope, on expected terms and timetable, and with receipt of any necessary regulatory approvals;

•	accuracy of supply projections, including those relating to brewery expansion;

•
timeframe and actual costs associated with the brewery expansion may vary from management’s current expectations due to market conditions, the company’s cash and debt position, and other factors as determined by management;

•	the impact of and the ability to realize the anticipated benefits of acquisitions, including as a result of difficulty in integrating the businesses of the companies involved;

•	the exact duration of the share repurchase implementation and the amount and timing of any additional share repurchases;

•	raw material and water supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers;

•
increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in lower than expected sales or higher than expected expenses;

•	general economic, geo-political and regulatory conditions, instability in world financial markets, or unanticipated environmental liabilities and costs;

•	changes to accounting rules and tax laws, and other factors which could impact the company’s reported financial position, results of operations or effective tax rate;

•	changes in interest rates and the inherent unpredictability of currency fluctuations, commodity prices and raw material costs;

•	accuracy of the bases for forecasts relating to joint ventures and associated costs, losses, purchase obligations and capital investment requirements; and

•
other factors and uncertainties disclosed in the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 28, 2014, which could cause actual future performance to differ from current expectations.

Constellation Brands, Inc. and Subsidiaries CONDENSED CONSOLIDATED BALANCE SHEETS (in millions)

	May 31, 2014	February 28, 2014
Assets

Current Assets:
Cash and cash investments	$378.0	$63.9
Accounts receivable, net	651.3	626.2
Inventories	1,781.5	1,743.8
Prepaid expenses and other	326.4	313.3

Total current assets	3,137.2	2,747.2

Property, plant and equipment, net	2,157.1	2,014.3
Goodwill	6,153.1	6,146.8
Intangible assets, net	3,229.4	3,231.1
Other assets, net	165.6	162.7

Total assets	$14,842.4	$14,302.1

Liabilities and Stockholders’ Equity

Current Liabilities:
Notes payable to banks	$235.2	$57.2
Current maturities of long-term debt	614.4	590.0
Accounts payable	345.7	295.2
Accrued excise taxes	27.5	27.7
Other accrued expenses and liabilities	1,031.9	1,055.6

Total current liabilities	2,254.7	2,025.7

Long-term debt, less current maturities	6,345.6	6,373.3
Deferred income taxes	795.9	762.6
Other liabilities	159.2	159.2

Total liabilities	9,555.4	9,320.8

Total stockholders’ equity	5,287.0	4,981.3

Total liabilities and stockholders’ equity	$14,842.4	$14,302.1

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF OPERATIONS (in millions, except per share data)

	Three Months Ended
	May 31, 2014	May 31, 2013
Sales	$1,687.1	$766.2
Excise taxes	(161.1)	(92.8)
Net sales	1,526.0	673.4

Cost of product sold	(855.9)	(417.3)
Gross profit	670.1	256.1

Selling, general and administrative expenses	(277.9)	(185.6)
Operating income	392.2	70.5

Equity in earnings of equity method investees	0.5	66.6
Interest expense, net	(86.4)	(54.8)
Income before income taxes	306.3	82.3

Provision for income taxes	(99.6)	(29.4)
Net income	$206.7	$52.9

Earnings Per Common Share:
Basic - Class A Common Stock	$1.09	$0.29
Basic - Class B Convertible Common Stock	$0.99	$0.26

Diluted - Class A Common Stock	$1.03	$0.27
Diluted - Class B Convertible Common Stock	$0.95	$0.25

Weighted Average Common Shares Outstanding:
Basic - Class A Common Stock	168.158	161.729
Basic - Class B Convertible Common Stock	23.415	23.499

Diluted - Class A Common Stock	200.358	194.884
Diluted - Class B Convertible Common Stock	23.415	23.499

Constellation Brands, Inc. and Subsidiaries CONSOLIDATED STATEMENTS OF CASH FLOWS (in millions)

	Three Months Ended
	May 31, 2014	May 31, 2013
Cash Flows From Operating Activities
Net income	$206.7	$52.9
Adjustments to reconcile net income to net cash provided by operating activities:
Deferred tax provision	39.6	21.0
Depreciation of property, plant and equipment	39.0	27.5
Stock-based compensation expense	11.7	12.8
Amortization of intangible assets	10.5	1.5
Amortization of deferred financing costs	2.6	1.7
Equity in earnings of equity method investees, net of distributed earnings	0.2	(35.7)
Change in operating assets and liabilities:
Accounts receivable, net	(24.3)	18.2
Inventories	(31.8)	30.7
Prepaid expenses and other current assets	(17.4)	(6.2)
Accounts payable	32.5	(55.1)
Accrued excise taxes	(0.3)	(1.3)
Other accrued expenses and liabilities	(44.1)	(78.7)
Other, net	7.4	14.0
Total adjustments	25.6	(49.6)
Net cash provided by operating activities	232.3	3.3

Cash Flows From Investing Activities
Purchases of property, plant and equipment	(131.4)	(22.0)
Other investing activities	(4.9)	2.0
Net cash used in investing activities	(136.3)	(20.0)

Cash Flows From Financing Activities
Net proceeds from notes payable	178.1	221.1
Excess tax benefits from stock-based payment awards	57.4	47.3
Proceeds from exercises of employee stock options	10.8	62.4
Payments of minimum tax withholdings on stock-based payment awards	(28.4)	(17.2)
Principal payments of long-term debt	(4.8)	(4.9)
Proceeds from issuance of long-term debt	—	1,550.0
Payment of restricted cash upon issuance of long-term debt	—	(1,550.0)
Payments of financing costs of long-term debt	—	(13.2)
Net cash provided by financing activities	213.1	295.5

Effect of exchange rate changes on cash and cash investments	5.0	(1.0)

Net increase in cash and cash investments	314.1	277.8
Cash and cash investments, beginning of period	63.9	331.5
Cash and cash investments, end of period	$378.0	$609.3

Constellation Brands, Inc. and Subsidiaries
RECONCILIATION OF REPORTED, ORGANIC AND CONSTANT CURRENCY NET SALES
(in millions)

On June 7, 2013, the company acquired the remaining 50% equity interest in Crown Imports, a brewery located in Nava, Coahuila, Mexico and an exclusive perpetual brand license in the U.S. to import, market and sell the Mexican beer brands Crown Imports currently sells in the U.S. market (the “Beer Business Acquisition”). Organic net sales for the respective period is defined by the company as reported net sales less net sales of Beer Business Acquisition products. Organic net sales and percentage increase (decrease) in constant currency net sales (which excludes the impact of year-over-year currency exchange rate fluctuations) are provided because management uses this information in monitoring and evaluating the underlying business trends of the continuing operations of the company. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. Organic net sales and constant currency information is not presented separately below for the beer segment as 100% of the beer net sales would be removed from the period presented for organic net sales reporting purposes.

	Three Months Ended				Constant Currency Percent Change (1)
	May 31, 2014	May 31, 2013	Percent Change	Currency Impact
Consolidated Net Sales	$1,526.0	$673.4	127%	(1%)	128%
Less: Beer Business Acquisition (2)	(867.7)	—
Consolidated Organic Net Sales	$658.3	$673.4	(2%)	(1%)	(1%)

Wine and Spirits Net Sales	$658.3	$673.4	(2%)	(1%)	(1%)

(1)	May not sum due to rounding as each item is computed independently.

(2)	For the period March 1, 2014, through May 31, 2014, included in the three months ended May 31, 2014.

BEER SUPPLEMENTAL SHIPMENT AND DEPLETION INFORMATION (in millions, branded product, 24 pack, 12 ounce case equivalents)

	Three Months Ended
	May 31, 2014	May 31, 2013	Percent Change
Net Sales	$867.7	$761.6	13.9%

Shipment Volume	54.7	49.5	10.5%

Depletion Volume (3)			7.9%

WINE AND SPIRITS SUPPLEMENTAL SHIPMENT, DEPLETION AND U.S. FOCUS BRANDS INFORMATION (in millions, branded product, 9 liter case equivalents)

	Three Months Ended
	May 31, 2014	May 31, 2013	Percent Change
Shipment Volume (4)	15.1	15.7	(3.8%)
U.S. Domestic Shipment Volume (4)	11.4	11.9	(4.2%)
U.S. Domestic Focus Brands Shipment Volume (4)(5)	8.1	8.2	(1.2%)

U.S. Domestic Depletion Volume (3)			(1.8%)
U.S. Domestic Focus Brands Depletion Volume (3)(5)			(1.3%)

(3)	Depletions represent distributor shipments of the company’s respective branded products to retail customers, based on third party data.

(4)	Unfavorable shipment volume trends for the three months ended May 31, 2014, are primarily attributable to the planned distributor inventory destocking.

(5)
U.S. Domestic Focus Brands include the following brands:  Arbor Mist, Blackstone, Black Box, Black Velvet Canadian Whisky, Clos du Bois, Estancia, Franciscan Estate, Inniskillin, Kim Crawford, Mark West, Mount Veeder, Nobilo, Ravenswood, Rex Goliath, Robert Mondavi, Ruffino, Simi, SVEDKA Vodka, Toasted Head and Wild Horse.

Constellation Brands, Inc. and Subsidiaries SUMMARIZED SEGMENT AND EQUITY EARNINGS INFORMATION (in millions)

	Three Months Ended
	May 31, 2014	May 31, 2013	Percent Change
Beer (1)
Segment net sales	$867.7	$761.6	14%
Segment operating income	$287.5	$134.0	115%
% Net sales	33.1%	17.6%

Wine and Spirits
Wine net sales	$586.4	$597.3	(2%)
Spirits net sales	71.9	76.1	(6%)
Segment net sales	$658.3	$673.4	(2%)
Segment operating income	$143.2	$127.6	12%
% Net sales	21.8%	18.9%
Equity in earnings of equity method investees	$0.5	$0.7	(29%)

Consolidation and Eliminations related to Crown Imports (1)(2)
Net sales	$—	$(761.6)
Operating income	$—	$(134.0)
Equity in earnings of Crown Imports	$—	$66.0

Corporate Operations and Other Segment Operating Loss	$(26.1)	$(24.0)	9%

Reportable Segment Operating Income (A)	$404.6	$103.6
Unusual Items	(12.4)	(33.1)
Consolidated Operating Income (GAAP)	$392.2	$70.5

Reportable Segment Equity in Earnings of Equity Method Investees (B)	$0.5	$66.7
Unusual Items	—	(0.1)
Consolidated Equity in Earnings of Equity Method Investees (GAAP)	$0.5	$66.6

Consolidated Earnings Before Interest and Taxes (Non-GAAP) (A+B)	$405.1	$170.3

(1)
Prior to the Beer Business Acquisition, the company accounted for its investment in Crown Imports under the equity method of accounting. Due to its significance, Crown Imports was a reportable segment for the company with appropriate elimination of the unconsolidated joint venture’s result of operations and recognition of equity in earnings of Crown Imports for segment presentation. In connection with the Beer Business Acquisition and the resulting consolidation of the results of operations of the acquired businesses, the former Crown Imports segment, together with the acquired brewery, is now referred to as the beer segment.

(2)	For the period March 1, 2013, through May 31, 2013, included in the three months ended May 31, 2013.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES
(in millions, except per share data)

The company reports its financial results in accordance with generally accepted accounting principles in the U.S. (“GAAP”). However, non-GAAP financial measures, as defined in the reconciliation tables below, are provided because management uses this information in evaluating the results of the continuing operations of the company and/or internal goal setting. In addition, the company believes this information provides investors better insight on underlying business trends and results in order to evaluate year-over-year financial performance. See the tables below for supplemental financial data and corresponding reconciliations of these non-GAAP financial measures to GAAP financial measures for the three months ended May 31, 2014, and May 31, 2013. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. Please refer to the company’s website at http://www.cbrands.com/investors for a more detailed description and further discussion of these non-GAAP financial measures.

	Three Months Ended May 31, 2014			Three Months Ended May 31, 2013			Percent Change - Reported Basis (GAAP)	Percent Change - Comparable Basis (Non-GAAP)
	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)	Reported Basis (GAAP)	Adjustments	Comparable Basis (Non-GAAP)
Net Sales	$1,526.0		$1,526.0	$673.4		$673.4	127%	127%
Cost of product sold	(855.9)	$7.9		(417.3)	$1.5
Gross Profit	670.1	7.9	$678.0	256.1	1.5	$257.6	162%	163%
Selling, general and administrative expenses	(277.9)	4.5		(185.6)	31.6
Operating Income	392.2	12.4	$404.6	70.5	33.1	$103.6	NM	NM
Equity in earnings of equity method investees	0.5			66.6	0.1
EBIT			$405.1			$170.3	NA	138%
Interest expense, net	(86.4)			(54.8)
Income Before Income Taxes	306.3	12.4	$318.7	82.3	33.2	$115.5	NM	176%
Provision for income taxes	(99.6)	(3.9)		(29.4)	(12.4)
Net Income	$206.7	$8.5	$215.2	$52.9	$20.8	$73.7	NM	192%

Diluted Earnings Per Common Share (1)	$1.03	$0.04	$1.07	$0.27	$0.11	$0.38	NM	182%

Weighted Average Common Shares Outstanding - Diluted	200.358		200.358	194.884		194.884

Gross Margin	43.9%		44.4%	38.0%		38.3%
Operating Margin	25.7%		26.5%	10.5%		15.4%
Effective Tax Rate	32.5%		32.5%	35.7%		36.2%

Adjustments	Cost of Product Sold	Selling, General and Administrative Expenses	Operating Income	Equity in Earnings of Equity Method Investees	Provision for Income Taxes	Net Income	Diluted Earnings Per Common Share (1)
Three Months Ended May 31, 2014
Acquisitions, divestitures and related costs (2)	$7.6	$4.5	$12.1	$—	$(3.8)	$8.3	$0.04
Other	0.3	—	0.3	—	(0.1)	0.2	—
Total	$7.9	$4.5	$12.4	$—	$(3.9)	$8.5	$0.04

Three Months Ended May 31, 2013
Acquisitions, divestitures and related costs (2)	$1.5	$27.5	$29.0	$0.1	$(10.9)	$18.2	$0.09
Restructuring and related charges (3)	—	(2.9)	(2.9)	—	1.1	(1.8)	(0.01)
Other (4)	—	7.0	7.0	—	(2.6)	4.4	0.02
Total	$1.5	$31.6	$33.1	$0.1	$(12.4)	$20.8	$0.11

(1)	May not sum due to rounding as each item is computed independently.

(2)
For the three months ended May 31, 2014, and May 31, 2013, acquisitions, divestitures and related costs consist primarily of transaction, integration and other acquisition-related costs associated with the Beer Business Acquisition.

(3)
For the three months ended May 31, 2013, restructuring and related charges consist primarily of the reversal of costs recognized in connection with a prior restructuring plan as a result of the Beer Business Acquisition.

(4)	For the three months ended May 31, 2013, other consists of a prior period adjustment for deferred compensation related to certain employment agreements.

Constellation Brands, Inc. and Subsidiaries
RECONCILIATIONS OF GAAP TO NON-GAAP FINANCIAL MEASURES (continued)
GUIDANCE - DILUTED EARNINGS PER SHARE AND FREE CASH FLOW
(in millions, except per share data)

Diluted Earnings Per Share Guidance	Range for the Year Ending February 28, 2015
Forecasted diluted earnings per share - reported basis (GAAP)	$3.90	$4.05
Acquisitions, divestitures and related costs (1)	0.20	0.20
Forecasted diluted earnings per share - comparable basis (Non-GAAP) (2)	$4.10	$4.25

Actual for the Year Ended February 28, 2014
Diluted earnings per share - reported basis (GAAP)	$9.83
Acquisitions, divestitures and related costs (1)	(8.09)
Restructuring and related charges (3)	(0.01)
Other (4)	1.51
Diluted earnings per share - comparable basis (Non-GAAP) (2)	$3.25

(1)
Includes an estimated $0.20 diluted earnings per share for the year ending February 28, 2015, associated with transaction, integration and other acquisition-related costs recognized in connection with the Beer Business Acquisition. Includes ($8.31) and $0.22 diluted earnings per share for the year ended February 28, 2014, associated with the gain on remeasurement to fair value of the company’s preexisting equity interest in Crown Imports, and transaction, integration and other acquisition-related costs associated primarily with the Beer Business Acquisition, respectively. (2)

(2)	May not sum due to rounding as each item is computed independently.

(3)
Includes ($0.01) diluted earnings per share for the year ended February 28, 2014, associated primarily with the reversal of costs recognized in connection with a prior restructuring plan as a result of the Beer Business Acquisition.

(4)
Includes $1.49 and $0.02 diluted earnings per share for the year ended February 28, 2014, associated with impairment of certain goodwill and intangible assets and a prior period adjustment for deferred compensation related to certain employment agreements, respectively. (2)

Free Cash Flow Guidance

Free cash flow, as defined in the reconciliation below, is considered a liquidity measure and is considered to provide useful information to investors about the amount of cash generated, which can then be used, after required debt service and dividend payments, for other general corporate purposes. A limitation of free cash flow is that it does not represent the total increase or decrease in the cash balance for the period. Free cash flow should be considered in addition to, not as a substitute for, or superior to, cash flow from operating activities prepared in accordance with GAAP.

	Range for the Year Ending February 28, 2015
Net cash provided by operating activities (GAAP)	$1,000.0	$1,125.0
Purchases of property, plant and equipment	(575.0)	(625.0)
Free cash flow (Non-GAAP)	$425.0	$500.0
	Actual for the Three Months Ended May 31, 2014	Actual for the Three Months Ended May 31, 2013
Net cash provided by operating activities (GAAP)	$232.3	$3.3
Purchases of property, plant and equipment	(131.4)	(22.0)
Free cash flow (Non-GAAP)	$100.9	$(18.7)